FIRST AMENDMENT TO THE TIDAL ETF TRUST INVESTMENT ADVISORY AGREEMENT
with

TOROSO INVESTMENTS, LLC

THIS FIRST AMENDMENT dated as of September 10, 2020, to the Investment Advisory Agreement, dated as of February 20, 2019 (the “Agreement”), entered into by and between TIDAL ETF TRUST (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and TOROSO INVESTMENTS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect the change in name of the “SoFi 500 ETF” to the “SoFi Select 500 ETF” and to add the SoFi Weekly Income ETF, as set forth on Schedule A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of (i) reflecting the change in name of the “SoFi 500 ETF” to the “SoFi Select 500 ETF” and (ii) adding the SoFi Weekly Income ETF, to be effective at the time the SoFi Weekly Income ETF commences operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST On behalf of each series listed on Amended Schedule A	TIDAL ETF SERVICES, LLC

By: /s/ Eric W. Falkeis	By: /s/ Daniel H. Carlson
Name: Eric W. Falkeis	Name: Daniel H. Carlson
Title: President	Title: Chief Financial Officer

Amended Schedule A to the

TIDAL ETF TRUST
INVESTMENT ADVISORY AGREEMENT

with

TOROSO INVESTMENTS, LLC

Fund Name	Advisory Fee	Effective Date
SoFi Select 500 ETF	0.19%	2/20/2019
SoFi Next 500 ETF	0.19%	2/20/2019
SoFi 50 ETF	0.29%	2/20/2019
SoFi Gig Economy ETF	0.59%	2/20/2019
SoFi Weekly Income ETF	0.59%	9/10/2020